CERTIFICATE OF INCORPORATION

                                       OF

                           ORION ATLANTIC EUROPE, INC.




1.     NAME

                  The name of this corporation is Orion Atlantic Europe, Inc. (the "Corporation").

2.     REGISTERED OFFICE AND AGENT

                  The registered office of the Corporation shall be located at Corporation Service Comany, 1013 Centre Road, Wilmington, Delaware 19805 in the County of New Castle. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

3.     PURPOSE AND POWERS

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the "Delaware General Corporation Law"). The Corporation shall have all power necessary or helpful to engage in such acts and activities.

4.     CAPITAL STOCK


         4.1.  Authorized Shares

                  The total number of shares of all classes of stock that the Corporation shall have the authority to issue is One Thousand shares of Common Stock, all of one class, having a par value of $.01 per share ("Common Stock").

5.     INCORPORATOR; INITIAL DIRECTORS


         5.1.  Incorporator

                  The  name  and  mailing  address  of  the  incorporator   (the
"Incorporator") are Sharon Branscome, Corporation Service Company, 1013 Centre Road,

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Wilmington,  DE 19805. The powers of the  Incorporator  shall terminate upon the filing of this Certificate of Incorporation.

         5.2.  Initial Directors

                  The following persons, having the following mailing addresses, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified:


         NAME                                      MAILING ADDRESS

John G. Puente                     2440 Research Boulevard, Suite 400,
                                   Rockville, Maryland 20850

W. Neil Bauer                      2440 Research Boulevard, Suite 400,
                                   Rockville, Maryland 20850

David J. Frear                     2440 Research Boulevard, Suite 400,
                                   Rockville, Maryland 20850

6.     BOARD OF DIRECTORS


         6.1.  Number; Election

                  The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

         6.2.  Limitation of Liability

                  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the types of liability set forth in Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director received any improper personal benefit.

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7.     INDEMNIFICATION

                  To the extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

                  The Corporation shall advance expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification.

                  The Corporation may advance expenses (including attorneys' fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.

8.     AMENDMENT OF BYLAWS

                  In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

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



         IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 21 day of August, 1995.
--


                                                 Inrporator


                                                 By: /s/Sharon Branscome
                                                     ---------------------------

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